                                                                    Exhibit 12.1




                        GENERAL GROWTH PROPERTIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                         1996      1995     1994     1993     1992
                       --------  --------  -------  -------  -------
AVAILABLE EARNINGS:

 Net income (loss)      $59,742   $43,054  $14,165  $12,610   $2,728

 Adjustments:
  Minority interest      34,580    25,856    9,518    9,823        -
  Equity in net
  (income) loss
  of unconsolidated
  affiliates            (17,589)   (9,274)  (6,096)       -      620
  Distribution from
  unconsolidated
  affiliate(s)           35,322    23,462   14,600        -        -
  Interest expense(1)    71,266    49,099   45,847   42,136   50,439
                       --------  --------  -------  -------  -------
 Available Earnings    $183,321  $132,197  $78,034  $64,569  $53,787
                       ========  ========  =======  =======  =======
FIXED CHARGES(2):
 Interest expense(1)    $71,266   $49,099  $45,847  $42,136  $50,439
 Capitalized interest     5,947     5,409      913      107    1,625
                       --------  --------  -------  -------  -------
 Fixed Charges          $77,213   $54,508  $46,760  $42,243  $52,064
                       ========  ========  =======  =======  =======
RATIO OF EARNINGS TO
FIXED CHARGES              2.37      2.43     1.67     1.53     1.03
                       ========  ========  =======  =======  =======


(1)Interest expense includes amortization of debt expense.
(2)Rental expense is not calculated because annual rental expense of the company is insignificant.